Exhibit 3.1(a)

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

RBS GLOBAL, INC.

Dated October 29, 2008

RBS Global, Inc., a Delaware corporation, hereby certifies as follows:

1. The name of the corporation is RBS Global, Inc. (the “Corporation”).

2. The Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) is hereby amended by deleting the existing text in Article V in its entirety and replacing it with the following:

ARTICLE V

DIRECTORS

(a) The number of directors of the Corporation shall be such as from time to time shall be fixed in the manner provided in the By-laws of the Corporation. The election of directors of the Corporation need not be by ballot unless the By-laws so require.

(b) A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived any improper personal benefit. If the DGCL is amended after the date of incorporation of the Corporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this paragraph shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

(c) Notwithstanding any provision of this Certificate of Incorporation to the contrary, if, at any time, the full board of directors of the Corporation votes on any matter, and the votes ‘for’ and ‘against’ on such matter are evenly split, then the Deciding Director (as defined below) shall be entitled to cast a second, tie-breaking vote on such matter (such that the Deciding

Director shall be entitled to cast two votes on such matter and thereby break the deadlock). For purposes of this Article V(c), the “Deciding Director” shall be a director affiliated with Apollo Management, L.P., a Delaware limited partnership (“Apollo”) and designated by Apollo in writing as the Deciding Director prior to the time of the board vote on any matter referenced in the preceding sentence.

3. The foregoing amendment to the Certificate of Incorporation was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

* * * * * * *

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Amendment as of the date first above written.

RBS GLOBAL, INC.

By:	/s/ Patricia M. Whaley
Name:	Patricia M. Whaley
Title:	Vice President & General Counsel